Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Beazer Homes Reports Fiscal Second Quarter Results with Record Backlog

And Raises Outlook for Fiscal 2005

ATLANTA, April 28, 2005 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended March 31, 2005.  Summary results for the quarter are as follows:

Quarter Ended March 31, 2005

•                  Total revenues: $976.2 million (up 11.4%)

•                  Reported net loss of ($84.3) million, or ($2.09) per share, which includes a non-cash goodwill impairment charge of ($130.2) million, or ($3.22) per share, and charges associated with the class action settlement for Trinity Homes of ($45.0) million, or ($0.69) per share.  The Company preliminarily announced estimates for both of these charges on March 29, 2005 of approximately $131.0 million and $40.0 million, respectively.

•                  Home closings: 3,602 (down 2.2%)

•                  New orders: 5,239 (up 4.1%)

•                  Backlog at 3/31/05: 10,064 homes (up 18.8%), sales value $2.9 billion (up 42.3%)

March Quarter Results

“Our March quarter revenues increased 11%, and new orders were up 4%, both indicating continued strength and favorable conditions in the housing industry and Beazer Homes’ strong market position,” said president and chief executive officer, Ian J. McCarthy.  “While our results this quarter were adversely impacted by the goodwill impairment charge and additional charges related to Trinity Homes, the fundamentals of our business continue to be robust and we remain committed to achieving profitable growth by leveraging our size, scale and geographic reach through our national brand.”

“Beazer Homes’ backlog now stands at an all-time record level of 10,064 homes with a sales value of $2.9 billion, up 19% and 42%, respectively, from the backlog homes and sales value at March 31, 2004.  This sizeable backlog increase provides the basis for strong performance in the second half of fiscal 2005 and provides us with a high degree of confidence in raising our outlook for the year,” added McCarthy.

The growth in new home orders for the quarter resulted from increases in the Company’s Southeast, Central, West and Mid-Atlantic regions.  Order growth in these regions was partially offset by decreased orders in the Midwest region and the Charlotte market.

Total home closings of 3,602 were down 2% from the prior year, as weather related closing delays in the Southeast and West regions have shifted a significant portion of the year’s expected results to the second half of the fiscal year.  Increased closings in several markets across the country this quarter were more than offset by these delays and continued weak performance in the Midwest and Charlotte.

Results for the second quarter include $45.0 million in charges associated with the settlement agreement between the parties in the previously disclosed class action suit related to construction defect claims from water intrusion against Trinity Homes LLC (“Trinity”) and Beazer Homes Investment Corp., Trinity’s parent.  The Company preliminarily announced an estimate for these charges of approximately $40.0 million on March 29, 2005. The charges taken this quarter to adjust recorded liabilities are the Company’s best estimate of the ultimate liability for this matter at the present time.

Goodwill Impairment Charge

As previously announced on March 29, 2005, the Company and its Board of Directors concluded that substantially all of the goodwill allocated to certain underperforming operations in Indiana, Ohio, Kentucky, and Charlotte, North Carolina, which was recorded upon the acquisition of Crossmann Communities in April 2002, was impaired.  The Company recently conducted impairment testing of goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and results for the second quarter of fiscal 2005 reflect a non-cash goodwill impairment charge of $130.2 million. This non-cash impairment charge does not impact the Company’s ability to generate cash flow in the future or its compliance with its debt covenants.  In addition, this charge is not tax deductible.

While the Company remains committed to the Indiana, Ohio, Kentucky and Charlotte, North Carolina markets, they presently suffer from weaker than anticipated local economies, particularly in the Midwest markets, and severe price competition, particularly at entry level price points.  The Company has put in place several strategies to broaden its target price points and to reduce its investment in and exposure to the entry level segment in these markets.

The Company’s financial position remained strong during the March quarter with net debt to total capitalization standing at 48.2%.

Fiscal 2005 EPS Outlook

“Record backlog coupled with expectations of continued strength in the housing market and our continued execution on our strategic initiatives give us confidence in our future growth opportunities,” said McCarthy. “As such, we are raising our outlook for earnings per share from a range of $6.67 - $7.00 to a range of $7.00 - $7.25 in fiscal 2005 before the goodwill impairment charge recorded this quarter but taking into account the charges associated with the class action settlement for Trinity Homes.”  Although closing delays in the Southeast and West regions have shifted a significant portion of the year’s expected results to the second half of the fiscal year, performance to date, coupled with extremely strong backlog, gives the Company a high degree of confidence in its near term performance.  While the Midwest and Charlotte, NC markets are weaker than originally anticipated, strength in the Company’s other major markets is currently expected to more than offset any shortfall in operating contribution from the Midwest and Charlotte.

Conference Call

The Company will hold a conference call today, April 28, 2005, at 11:00 AM ET to discuss the results and take questions.  You may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com.  To access the conference call by telephone, listeners should dial 800-369-1904.  To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-497-7585 (available until midnight on May 5, 2005), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, and other factors described in the Company’s Form S-3/A filed with the Securities and Exchange Commission on August 17, 2004 and Annual Report on Form 10-K for the year ended September 30, 2004.

Contact:                           Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`

Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
INCOME STATEMENT
Revenues	$976,248	$876,581	$1,888,075	$1,686,689
Costs and expenses:
Home construction and land sales	796,057	699,020	1,492,412	1,343,969
Selling, general and administrative expense	108,070	99,717	212,664	189,224
Goodwill impairment charge	130,235	—	130,235	—
Operating income (loss)	(58,114)	77,844	52,764	153,496
Equity in income of unconsolidated joint ventures	301	378	199	935
Other income	1,436	1,872	4,000	3,017

Income (loss) before income taxes	(56,377)	80,094	56,963	157,448
Income taxes	27,967	31,236	71,603	61,404
Net income (loss)	$(84,344)	$48,858	$(14,640)	$96,044

Net income (loss) per common share:
Basic	$(2.09)	$1.22	$(0.36)	$2.41
Diluted	$(2.09)	$1.17	$(0.36)	$2.31

Weighted average shares outstanding, in thousands:
Basic	40,409	39,993	40,352	39,918
Diluted	40,409	41,595	40,352	41,538

Interest incurred	$21,082	$18,532	$41,471	$35,403
Interest amortized to cost of sales	$17,353	$15,187	$33,312	$28,874
Depreciation and amortization	$5,143	$4,021	$9,635	$8,035

SELECTED BALANCE SHEET DATA

	March 31,
	2005	2004
Cash	$15,930	$89,559
Inventory	2,715,191	2,273,855
Total assets	3,131,149	2,764,900
Total debt	1,150,790	948,979
Shareholders’ equity	1,219,659	1,094,032

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands)

OPERATING DATA

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
SELECTED OPERATING DATA
Closings:
Southeast region	1,196	1,197	2,435	2,454
West region	1,358	1,404	2,550	2,618
Central region	267	208	457	448
Mid-Atlantic region	366	367	736	685
Midwest region	415	508	998	1,087
Total closings	3,602	3,684	7,176	7,292
New orders, net of cancellations:
Southeast region	1,701	1,636	2,892	2,679
West region	1,927	1,885	3,256	3,339
Central region	406	351	643	536
Mid-Atlantic region	561	403	1,068	719
Midwest region	644	757	925	1,063
Total new orders	5,239	5,032	8,784	8,336
Backlog units at end of period:
Southeast region	3,086	2,546
West region	3,846	3,008
Central region	615	484
Mid-Atlantic region	1,379	1,151
Midwest region	1,138	1,281
Total backlog units	10,064	8,470
Dollar value of backlog at end of period	$2,898,247	$2,036,493
Active subdivisions:
Southeast region	166	184
West region	101	98
Central region	51	44
Mid-Atlantic region	58	51
Midwest region	130	131
Total active subdivisions	506	508

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
SUPPLEMENTAL FINANCIAL DATA:
Revenues
Home sales	$960,538	$853,638	$1,863,412	$1,646,935
Land and lot sales	7,763	13,831	8,978	21,566
Mortgage origination revenue	11,310	12,294	22,164	24,440
Intercompany elimination - mortgage	(3,363)	(3,182)	(6,479)	(6,252)
Total revenues	$976,248	$876,581	$1,888,075	$1,686,689
Cost of home construction and land sales
Home sales	$794,455	$690,210	$1,492,754	$1,330,327
Land and lot sales	4,965	11,992	6,137	19,894
Intercompany elimination - mortgage	(3,363)	(3,182)	(6,479)	(6,252)
Total costs of home construction and land sales	$796,057	$699,020	$1,492,412	$1,343,969
Selling, general and administrative
Homebuilding operations	$99,436	$91,994	$196,249	$174,107
Mortgage origination operations	8,634	7,723	16,415	15,117
Total selling, general and administrative	$108,070	$99,717	$212,664	$189,224